EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

GREAT AMERICAN FAMILY PARKS, INC.

(Amended effective as of 01-26-04)

The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the provisions of the laws of Nevada pursuant to NRS 79.

ARTICLE I

Name

The name of the corporation is Great American Family Parks, Inc.

Article II

Purpose

The purpose of this corporation shall be to transact any and all lawful business for which corporations may be incorporated under the laws of the State of Nevada, in general, to have and exercise all the powers conferred by the laws of Nevada upon corporations and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

ARTICLE III

Duration

This corporation shall be of perpetual duration.

Article IV

Authorized Capital Stock

The authorized capital stock of the corporation shall consist of two (2) classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is three hundred million (300,000,000) shares.  The shares shall have par value of $.001 per share.  All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is ten million (10,000,000) shares.  The Preferred Stock shall have par value of $.001 per share.  The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the corporation in the event of liquidation, dissolution, or winding-up of the corporation, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of the corporation among its stockholders for the purposes of winding-up affairs.  The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.  The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and right of each series of Preferred Stock.

ARTICLE IV-A

Reverse Split of Issued and Outstanding Shares

Upon the effectiveness of this Article IV-A the total number of issued and outstanding shares of Common Stock of the corporation shall be reduced to one sixth (1/6th) of the number of said shares issued and outstanding immediately prior to the effectiveness of this Article IV-A, with the effect that every share of Common Stock of the Corporation issued and outstanding immediately prior to the effectiveness of this Article IV-A shall be converted into one-sixth (1/6th) of Common Stock.

ARTICLE V

Preemptive Rights

Stockholders of this corporation will have no preemptive rights to acquire additional shares issued by the corporation, or any securities convertible into, or carrying or evidencing any rights or option to purchase, any such shares.

ARTICLE VI

Voting

The holder of any of the corporation’s capital stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  Cumulative voting for the election of directors is hereby expressly prohibited.  The holders of Common Stock shall be entitled to one vote for each share held.  All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

ARTICLE VII

Board of Directors

The initial Board of Directors of this corporation shall consist of three (3) directors.  The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified by the Bylaws of this corporation; provided, however, that the number shall not be less than one (1) or more than eleven (11).  All vacancies in the Board of Directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum.

ARTICLE VIII

Director Liability

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates Chapter 78.300 of the Nevada Revised Statutes, pertaining to unpermitted distributions to stockholders; or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.  If the laws of the State of Nevada are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted thereunder, as so amended.  Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

Indemnification

The corporation is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its Directors, Officers, employees or agents to the full extent of the law of the State of Nevada as may now or hereafter exist.

ARTICLE X

Bylaws

Subject to the power of stockholders to amend or repeal, the Board of Directors of this corporation shall have the powers to enact and amend such Bylaws defining the powers and duties of the officers of the corporation and providing for such other matters in relation to its affairs as they may deem necessary and convenient, provided the same are not out of harmony with the laws of the State of Nevada or these Articles of Incorporation.

ARTICLE XI

Action by Majority Consent of Stockholders

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

ARTICLE XII

Amendments

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ARTICLE XIII

Directors

The initial Board of Directors of this corporation consists of three (3) directors.  The name and address of such directors are as follows:

         Name

Address

Robert E. Kistler

26505 N. Bruce Road

Chattaroy, WA  99003

Eugene J. Mimnaugh, Jr.

24782 S. Cottonwood Bay Lane

Worley, ID  83876

John Bruce Parsons

107-A E. Sumner

Spokane, WA  99202

ARTICLES XIV

Incorporator

The name and address of the incorporator is as follows:

Name

Address

Robert E. Kistler

26505 N. Bruce Road

Chattaroy, WA  99003

ARTICLE XV

Registered Agent

The name of the registered agent of this corporation is Nevada Agency & Trust Company.

ARTICLE XVI

Registered Office

The post office address of the registered office of this corporation is 50 West Liberty Street, Suite 880; Reno, Nevada  89501.

Dated this 17th day of July, 2002.

/s/ Robert E. Kistler

Robert E. Kistler, Incorporator

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